Exhibit 16.1

 February 3, 2020

AD Office of Technology

Securities and Exchange Commission

100 F Street, N.E.; Mail Stop 4561

Washington, D.C. 20549-4561

To the Assistant Director Office:

We have received a copy of, and are in agreement with, the statements being made by Red Cat Holdings, Inc., in Item 4.01 of its Form 8-K dated January 29, 2020, captioned “Changes in Registrant’s Certifying Accountant.”

 Very truly yours,